Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-28733), pertaining to the Hudson United Bancorp and Subsidiaries Savings and Investment Plan, of our report dated June 24, 2004, with respect to the financial statements and supplemental schedule of Hudson United Bancorp and Subsidiaries Savings and Investment Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

New York, New York
June 25, 2004